EXHIBIT 11

              INTER-REGIONAL FINANCIAL GROUP, INC.
              COMPUTATION OF NET EARNINGS PER SHARE
    (Unaudited, amounts in thousands, except per-share data)


                           Three Months Ended   Nine Months Ended
                                September 30,       September 30,
                               1995      1994     1995       1994
                           --------------------------------------

PRIMARY EARNINGS PER SHARE:
Net earnings                  $10,816  $5,845    $25,015  $21,930
                               ======   =====     ======   ======
Average number of common
 and common equivalent shares
 outstanding:
 Average common shares
  outstanding                   8,089   8,069      8,082   8,123
 Incentive stock options          315     203        264     272
                                  ---     ---        ---     ---
                                8,404   8,272      8,346   8,395
                                =====   =====      =====   =====
Primary earnings per share      $1.29    $.71      $3.00   $2.61
                                 ====     ===       ====    ====

EARNINGS PER SHARE ASSUMING
FULL DILUTION:
 Net earnings                 $10,816  $5,845    $25,015 $21,930
                               ======   =====     ======  ======

 Average number of common
  and common equivalent shares
  outstanding:
  Average common shares
  outstanding                   8,089   8,069      8,082   8,123
  Incentive stock options         391     238        406     272
                                  ---     ---        ---     ---
                                8,480   8,307      8,488   8,395
                                =====   =====      =====   =====
Fully diluted earnings per
 share:                         $1.28    $.70      $2.95   $2.61
                                 ====     ===       ====    ====

